Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference on the Form S-3 of Eastman Chemical Company of our report dated 19 March 2013 with respect to the consolidated financial statements and schedule of Taminco Group Holdings S.à r.l., which appears in the Audited Consolidated Financial Statements of Taminco Corporation as of and for the year ended December 31, 2013 (included in Taminco Corporation’s Annual Report on Form 10-K, file No. 001-35875, filed with the SEC on February 28, 2014).

Ghent, Belgium

13 May 2015

Ernst & Young Bedrijfsrevisoren BCVBA

Represented by

/s/ Lieve Cornelis
Lieve Cornelis Partner